Exhibit 99.3

DFP Healthcare Acquisitions Corp. Conference Call Script

Operator

Greetings and welcome to the DFP Healthcare Acquisitions Corp. call to discuss the proposed business combination with The Oncology Institute. At this time, all participants are on a listen-only mode. If anyone is connected via the phone and require operator assistance during the conference, please press star zero on your telephone keypad. As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Mr. Chris Wolfe, CFO of DFP Healthcare Acquisitions Corp. Thank you, sir, you may begin.

Chris Wolfe

Thank you, and good morning, everyone. Thank you for joining today’s call arranged by DFP Healthcare Acquisitions Corp. I am Chris Wolfe, the CFO of DFP. Before we begin, please note that DFP Healthcare Acquisitions Corp. filed a Form 8-K containing a copy of our press release and investor presentation. This filing can be found at the website of the SEC at www.sec.gov.

I'd like to remind you that our remarks contain forward-looking statements, and we refer you to slides 2 and 3 of the presentation and to our press release for a detailed discussion of these forward-looking statements and associated risks. In addition, the presentation contains detailed reconciliations of non-GAAP financial information that will be discussed on this call. Neither DFP nor the management of our proposed merger target, The Oncology Institute, will entertain questions during this call.

With that, I'd like to introduce today's speaker, Richard Barasch, Executive Chairman of DFP and Brad Hively, CEO of The Oncology Institute and CEO of the combined company following the proposed combination with DFP.

I’ll now turn the conversation over to Richard Barasch. Richard, please go ahead.

Richard Barasch

Thanks Chris.

Earlier today, we announced that we have signed a definitive agreement to combine DFP with The Oncology Institute, known as TOI. Deerfield and I are delighted to bring this disruptive and fast-growing value-based care company to the public market.

Oncology is an enormous and fast-growing segment of healthcare and for all risk-takers, oncology costs have become increasingly difficult to manage. TOI is the first scaled provider of value-based oncology and has already achieved validation and market acceptance with more than 50 community-based practice locations in four states.

Given the size and white space in the market, we think that TOI will grow significantly over the next several years, especially with the growth capital that this transaction will provide.

It’s clear that the need exists for what TOI offers and that TOI is doing something that no other company is doing in scale.

As a result of its highly scalable and replicable model, the company now serves approximately 1.3 million lives under value-based contracts with leading payors and at-risk physician groups.

The foundation for this growth is an experienced and committed management team working from a proprietary technology platform purpose built for oncology care. This platform allows TOI to collect patient information, analyze the data collected, and then dictate the appropriate plan of care.

The company will be led by its CEO Brad Hively, Chief Operating Officer Dr. Daniel Virnich, Chief Medical Officer Dr. Yale Podnos, and Chief Financial Officer Scott Dalgleish. Collectively, these individuals and their teams have done a remarkable job in managing the expansion of TOI over the last several years. Along with growth, the team is committed to the highest levels of patient care and compliance. The fact that many of the company’s long-term clients are sponsoring TOI’s entry into new markets is further validation of the value of the model.

Brad and his team have done a terrific job building the business to this point and we are excited to see how growth will accelerate with the capital that this transaction will provide. Even in the short period of time that we have been working on the transaction, TOI has landed significant new business.

I am pleased to report that we are bringing a fully financed transaction to the market. Current shareholders of TOI are rolling approximately 70% of their holding into the new company demonstrating their belief in the future of the company. The cash portion of the deal will be funded from the $230 million DFP trust account, including $50 million invested by Deerfield that will roll over into the business combination plus approximately $275 million that we raised in the PIPE from sophisticated healthcare investors, including Deerfield, Fidelity, and Redmile. We were oversubscribed on the PIPE and we are gratified for the support of current and new investors.

The transaction values the combined company at a pro forma enterprise value of approximately $843 million and implying a multiple of 2.4x estimated 2022 revenues. Assuming no redemptions, we expect there to be 106 million shares outstanding at closing, with an initial market cap of $1.06 billion. We also expect more than $200 million of cash on the balance sheet to support our growth.

Now I'd like to turn it over to the CEO, Brad Hively, who will provide some further insight.

Brad Hively

Thanks, Richard.

I want to begin by saying how excited we are to work with the DFP team. As the leading value-based oncology group in the country, we believe the team at Deerfield provides the public markets with a powerful endorsement of our achievements, our strategy, and our outlook. This transaction will, in addition to elevating our overall profile, provide the necessary capital to drive our growth, expand our reach, and support our efforts to redefine cancer care in the United States.

My journey with TOI has been more than a decade in the making. Over 10 years ago I was managing a region for a large, value-based primary care group. I asked TOI to begin caring for a large population of patients, and I immediately saw a dramatic improvement in the quality of care, cost of care, and patient satisfaction for those members. I was so impressed by what I saw from TOI that I ended up joining the company as CEO many years later.

Now I’ll provide a little context on the big picture on the opportunity ahead of us.

So, while a value-based approach to primary care is becoming more common and accepted, our healthcare system still struggles with how to manage the rising cost of specialty care. Oncology, in particular, is challenged with rising costs and poor care coordination, which is driven by several factors, including misalignment between physicians and payors; complex and variable clinical pathways; and the high cost of cancer therapies.

Here at TOI we are helping to rebuild the healthcare system in the U.S. by replacing costly, inefficient Fee For Service care with a value-based approach that aligns physicians, patients, and payors to simultaneously enhance quality and manage costs.

What we do is hard and differentiated in the oncology space. Our value-based and patient-centric care model relies on several unique features to TOI that are hard for others to replicate. Here’s a quick overview of 6 of our key differentiators:

1.	It starts with physician recruiting. You have to have great doctors, and I’m incredibly proud of our physician group. We have a strong track record of recruiting oncologists across multiple markets.

2.	We have a strong clinical culture led by our CMO and medical directors with robust training pathways for new oncologists. We take some oncologists fresh out of training and some with decades of experience, and we achieve reliable adherence to evidence-based care pathways, along with high patient satisfaction, in a short period of time.

3.	We have fully integrated care pathways for virtually every cancer and blood disorder type that we encounter that are evidence-based and regularly updated by our Utilization Management committee. This is delivered at the point of care, rather than retrospectively, which offers a more seamless patient experience.

4.	Our proven high value cancer care program reduces ineffective and wasteful care while enhancing patient quality of life and outcomes

5.	We can treat the vast majority of cancer types and second opinions within our own network of employed oncologists, keeping care in the local community. We also offer patients over 130 clinical trials, delivering state of the art care without forcing them to travel long distances to get access to these latest therapies.

6.	Finally, we have spent the last decade-plus evolving our training around advanced care planning and tightly integrating pathways with community palliative care providers to ensure we have supportive care tools available for patients when appropriate.

In terms of outcomes data, our High Value Cancer Care (HVCC) model has been validated through research conducted by Stanford University which concluded that patients in the HVCC program:

•	Experienced 30% lower inpatient admissions
•	75% fewer ER visits in the last month of life
•	40% fewer acute care facility deaths
•	25% Lower median total healthcare costs from diagnosis to death
•	All while getting 14% improvement in patient satisfaction

Our HVCC program ensures that each patient is assigned a healthcare coach who provides

•	constant monitoring and care plan adjustments to address any side effects of therapy, like nausea, pain, dehydration, and other symptoms related to the primary diagnosis,

•	as well as superior access to our clinicians through appointment coordination whether in person or via telemedicine, which dramatically improves patient experience and reduces the need to turn to overcrowded emergency departments or acute care facilities to make it through treatment successfully.

With respect to long term growth, we will continue to expand by:

1.	Broadening payor relationships, establishing new clinics, and improving unit economics;

2.	We will create a presence in new markets by building and acquiring new clinics. We have a very nimble operating model. Our clinics can be quickly established and scaled to meet the demands of each market.

3.	And we will expand our scope and diversify our service offerings with the goal of building a comprehensive portfolio of ancillary services.

With respect to acquisitions, we plan to execute against a strategy of primarily organic growth in new and existing markets, complemented by an actionable acquisition pipeline.

We are forecasting revenue of $345 million in 2022 growing thereafter at more than 50% annually for the next few years.  As we ramp up, we expect gross margin to increase during this period driven by an increasing shift in payor mix towards value-based agreements, a higher number of capitated and value-based lives, geographic expansion, and the benefits of scale.

In closing, this is a very exciting day for our company. I am extremely grateful to all of our teammates who have helped us achieve this milestone, and I am excited to bring world class cancer care into more local communities around the country.

Thank you all for your time today. As we commence this process, I hope to be able to speak with many of you personally in the months ahead.

I’ll now turn things back to Richard.

Richard Barasch

Thanks, Brad.

Thank you very much for your participation this morning. I invite you to review the slides that we have filed with the SEC to gain a full appreciation for why we believe this transaction is attractive to investors.

We intend to file our proxy in the next couple of weeks with a view to close the transaction in the 3rd or 4th quarter.

Thank you very much for listening.

Operator

Ladies and gentlemen, thank you for your participation. You may disconnect your phone line or log off the webcast at this time, and have a wonderful day.